Exhibit 8.3

Elvinger, Hoss & Prussen

2 Place Winston Churchill

B.P. 425

L-2014 Luxembourg

Luxembourg, 9 December 2009

Intelsat (Bermuda), Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke HM08, Bermuda

O/Ref: TH/cml

Re:	Intelsat (Bermuda), Ltd. – Registration Statement S-4 – Senior Notes

Ladies and Gentlemen:

We have acted as special Luxembourg counsel to Intelsat (Bermuda), Ltd. (the “Company”) and Intelsat, Ltd. in connection with the filing of a registration statement under the Securities Act of 1933, as amended, (the “Act”) on
Form S-4 with the Securities and Exchange Commission (the “Registration Statement”) of up to $2,805,000,000 in aggregate principal amount of 11 1/4% Senior Notes due 2017 and up to $3,286,541,508 in aggregate principal amount of 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 of the Company and the related guarantees to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 11 1/4% Senior Notes due 2017 and 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 and the related guarantees.

We hereby confirm that the discussion of Luxembourg tax matters contained in the Registration Statement under the heading “Taxation – Luxembourg,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is our opinion.

The present opinion is given on the basis that it is governed by Luxembourg laws and subject to the exclusive jurisdiction of the Luxembourg courts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Toinon Hoss

Elvinger, Hoss & Prussen

Toinon Hoss